Exhibit 10.2

General Terms and Conditions of Facility

Date May 12, 2011

The Bank, Fabrinet Company Limited and Fabrinet hereby agree as follows:

Definition and Interpretation

1.	The following terms and expressions shall have the following meanings:

“Facility Agreement” means any and all facility agreements including any amendment thereto made between the Borrower and the Bank which remain in force.

“Bank” means TMB Bank Public Company Limited.

“Borrower” means any person who signs the Facility Agreement as borrower.

“MLR” (Minimum Loan Rate) means the lending rate per annum that the Bank charges its prime major customers on term loans.

“Money Market Rate” means the interest rate set by the Bank based on money market which is adjustable from time to time during Business Day according to liquidity of the money market.

“MOR” (Minimum Overdraft Rate) means the lending rate that the Bank charges its prime major customers on overdraft facility.

“MRR” (Minimum Retail Rate) means the lending rate that the Bank charges its prime retail customers.

“Deposit Rate” means the interest rate paid by the Bank to the Borrower or general customers for deposits in the category of bill of exchange, fixed deposit or others and the Borrower has pledged (if any) bills of exchange and/or right to receive deposits and/or made any other arrangements determined by the Bank to secure its indebtedness in favour of the Bank.

“LIBOR” means an interest rate per annum offered for lending in certain foreign currency in the international financial market in London for the period equal to the interest period in compliance with the announcement of British Bankers Association as printed or reported on Thomson Reuters Screen page “LIBOR 01” or other equivalent service at or about 11.00 hours (London, England Time) on the date falling 2 business days before the commencement of relevant interest period, provided that:

(a)

Where more than 2 (two) rates of such offered interest rate are available, the rate per annum prescribed by the Bank as the maximum lending rate in certain foreign currency in the interbank market in London, England for the period equal to such interest period at or about 11.00 hours (London, England Time) on such day shall apply; or

(b)

Where such offered interest rate cannot be determined, the average lending rate offered in certain foreign currency in the interbank market in London, England for the period equal to such interest period at or about 11.00 hours (London, England Time) on such day of bank in London, England shall apply as the Bank deems appropriate.

“THBFIX” means an interest rate offered for lending in Thai Baht for the period equal to the relevant interest period as printed or reported on Reuters Screen page “THBFIX=TH” (which shall be the rate displayed on a selling column for US Dollar/Thai Baht trading at domestic foreign currency future market) at or about 11:00 a.m. (Bangkok time) on the date falling 2 business days before the commencement of relevant interest period.

If the screen rate is not available or the reference rate cannot be determined, “THBFIX” shall mean the rate quoted by the Bank at arm’s length as the average rate obtained from the rates supplied by at least 5 leading foreign currency dealers in Bangkok.

“Default Rate” means a maximum interest rate announced by the Bank for charging on customers in default of payment or breach of conditions under agreements.

“Margin” means a margin used by the Bank for adding or subtracting in collecting interest under the Facility Agreement.

In the event of any change in the interest and discount rate with respect to facility granting of commercial banks by the introduction of laws or regulations of Bank of Thailand or by the Bank’s announcement, the Borrower agrees that the Bank shall have the right to adjust the interest rate under the Facility Agreement immediately without first obtaining the Borrower’s consent.

Such change of interest rate will be announced at the Bank’s office and it is deemed that the Borrower is made known of each of such change.

“Business Day” means a day (other than a Saturday, Sunday or public holiday as announced by Bank of Thailand) on which commercial banks are open for general business.

Utilisation

2.	In making the utilisation under the Facility Agreement, the Borrower agrees as follows:

2.1	The Borrower shall utilise the facilities in compliance with methods and conditions prescribed by the Bank and exclusively for the purpose of the Facility Agreement.

2.2	The Borrower may receive the facilities under the Facility Agreement as follows:

2.2.1	By himself; or

2.2.2	By the Bank’s transfer of funds into the account of the Borrower and/or any person designated by it with the Bank’s approval; or

2.2.3	By cashier’s cheque payable to the Borrower and/or any person designated by it with the Bank’s approval; or

2.2.4	By documents and/or any other methods as proposed by the Borrower and approved by the Bank.

When the Bank proceeds with one of the methods above, the Borrower is deemed to duly receive the money from the Bank in full.

2.3

The Borrower agrees that the amount of each utilisation and the total outstanding debts of the Borrower or the amount utilised or unutilised under the facilities or the contingent liabilities of the Bank, as the case may be, shall not exceed the credit limit set forth under the Facility Agreement unless with the Bank’s consent, or due to change in currency exchange rates or charging of compound interest over current accounts in case of the overdraft facility. The Borrower agrees that the amount in excess of the credit limit shall constitute the facility under the credit limit in which the Borrower is liable to the Bank in all respects.

Conditions of Utilisation and Credit Limit

3.	Conditions precedent of utilisation:

The Borrower shall comply with the conditions precedent of utilisation specified under the Facility Agreement and the following conditions precedent:

3.1	No event of default occurs at the time the Borrower makes the utilisation request.

3.2

If the security is provided to the Bank in connection with the facilities, the Borrower shall cause or procure that the security grantor proceed with the due execution of legal perfection in relation to the security as contemplated by the Facility Agreement including submission of relevant documents in accordance with the Bank’s regulations in normal banking practice in all respects unless otherwise provided in the Facility Agreement.

3.3	The Borrower shall submit the following documents to the Bank:

3.3.1

The most updated affidavit of the Borrower issued by the Department of Business Development, Ministry of Commerce no earlier than 3 (three) months before the execution date of the Facility Agreement. The affidavit shall contain the following particulars:

(a)	Company’s name;

(b)	Objectives;

(c)	Registered address;

(d)	Directors;

(e)	Authorised directors; and

(f)	Company’s seal, if any.

3.3.2

The most updated memorandum of association and articles of association of the Borrower issued by the Department of Business Development, the Ministry of Commerce no earlier than 3 (three) months before the execution date of the Facility Agreement.

3.3.3

The most updated shareholders’ list of the Borrower issued by the Department of Business Development, the Ministry of Commerce no earlier than 3 (three) months before the execution date of the Facility Agreement.

3.3.4

A copy certified by authorised directors of the Borrower of a resolution of the board of directors of the Borrower approving the execution of the Facility Agreement, authorisation of signing of the Facility Agreement as well as the utilisation request and utilisation receipt in accordance with the articles of association, and such resolution shall remain in full force and effect, legitimate, true, and without any change, amendment or revocation thereof.

3.3.5

A specimen of the signatures of authorised directors of the Borrower in case of execution by the directors, or a power of attorney and a specimen of the signatures of attorneys in case of authorisation of other persons to execute on behalf of the directors, as the case may be.

4.

With respect to each utilisation, the Borrower agrees that it shall comply with the conditions related to utilisation for each type of facilities in accordance with the procedures and forms determined by the Bank, such as execution of utilisation request, issuance of promissory notes, etc. The Borrower further agrees to comply with the rules and regulations as required by law as well as customary practices of the Bank or Bank of Thailand or any other competent agencies in connection with the facilities existing at present and/or in the future in all respects. In addition, the Borrower shall submits necessary documents relating to the application for facilities as required by the Bank.

5.

The Borrower shall execute documents, agreements and requests in the forms, procedures and conditions as necessarily required by the Bank. Such documents or agreements so executed by the Borrower shall form an integral part of the Facility Agreement.

Calculation of Interest

6.

The interest rate shall be calculated as set forth under the Facility Agreement which is based on the principal sum utilised by the Borrower from each utilisation date up until the date where the Borrower’s debts are repaid in full. The Borrower agrees and acknowledges that the calculation of interest under the Facility Agreement shall be in compliance with the customary banking practices including the calculation of compound interest in current account in case of the overdraft facility.

7.

The interest shall accrue at the rate set forth under the Facility Agreement from day to day and shall be calculated on the basis of a 365 day per year if calculated by reference to Baht amounts and a 360 day per year if calculated by reference to amounts in currencies other than Thai Baht on the basis of the actual number of days elapsed during each interest period, with respect to each interest period, starting from the first day of the interest period and ending on the day immediately preceding, but not including, the relevant interest payment date, payable on the last Business Day of the month or on the maturity date of bills, as the case may be.

8.

If the interest is overdue for a period of one year or more under any facility agreement other than the overdraft facility, regardless of whether demand for payment is made by the Bank or not, the overdue interest shall be compounded to the principal sums and such compounded sums shall bear interest at the Default Rate on the outstanding amount.

Repayment of Debts

9.

The Borrower agrees to repay the debt under the procedures specified under the Facility Agreement and other agreements or documents in connection with the Facility Agreement and further agrees to comply with the following terms and conditions:

9.1

Where the Bank is liable under claim for payment in foreign currency and the Bank has repaid the same in foreign currency, the Borrower agrees that the Bank may convert such principal sum denominated in foreign currency with the interest, if any into Thai Baht at any time as the Bank deems appropriate. Such conversion shall be based upon the selling rate of the relevant foreign currency for Thai Baht prescribed by the Bank on the conversion date.

9.2

Where the Borrower is liable to repay the Bank in foreign currency with respect to the facilities or credit limit, the Borrower shall repay in the foreign currency designated by the Bank and purchased by Thai Baht from the Bank at the selling rate of the relevant foreign currency for Thai Baht prescribed by the Bank on the due date of repayment, or by allowing the Bank to deduct the due amount from the foreign currency account opened with the Bank, or by making repayment in such foreign currency together with the fee prescribed by the Bank.

9.3

With respect to utilisation of the Foreign Credit Facility or credit limit in foreign currency, if at any time the principal sum outstanding in Thai Baht after conversion from the foreign currency (at the selling rate of the relevant foreign currency for Thai Baht prescribed by the Bank at the conversion date) increases by more than 10 (ten) per cent of the foreign currency credit limit for at least 7 (seven) consecutive Business Days (using the exchange rate at the date on which each indebtedness is incurred or in the case of multiple utilisation thereof, the average exchange rate), the Bank shall have the right to demand the Borrower to provide additional assets to be pledged or mortgaged or to be placed as additional security in the form approved by the Bank within the period prescribed by the Bank or the Bank may demand the Borrower to make partial repayment of debt within the period prescribed by the Bank.

9.4

In the case where the Borrower fails to pledge, mortgage or provide additional assets as security under Clause 9.3, the Borrower agrees that the Bank shall have the right to convert all outstanding principal sum denominated in foreign currency owed by the Borrower under the Foreign Credit Facility and/or the Facility Agreement into Thai Baht at any time as the Bank deems appropriate. The amount of Thai Baht so converted shall become the outstanding debts owed by the Borrower towards the Bank under the Facility Agreement. Such conversion shall be made at the selling rate of the relevant foreign currency for Thai Baht prescribed by the Bank as at the date deemed appropriate by the Bank for such conversion.

9.5

Upon conversion of the principal sum denominated in foreign currency into Thai Baht, the Borrower agrees to pay interest on the principal sum in Thai Baht at the rate prescribed by the Bank with a notice to the Borrower. The interest rate under this notice shall become the interest rate under the Facility Agreement. Furthermore, the Borrower shall comply with any other terms and conditions designated by the Bank, otherwise the Borrower shall be deemed to be in default and the Bank may exercise any of its rights under the Facility Agreement.

Representations

10.	So long as the Facility Agreement remains in force, the Borrower makes the representations as follows:

10.1	Status

It is a corporation, duly incorporated and validly existing under the law of the country of its incorporation, with its registered office as specified under the Facility Agreement, undertaking its business under the law, being fully qualified to operate the business currently undertaken at present or to be undertaken in the future, being authorised to hold ownership in its properties, and having registered and obtained all authorisations necessary for the due and legitimate undertaking of its business.

10.2	Power and authority

It has the power to enter into, perform and deliver, and make any other arrangements required under the General Terms and Facility Agreement, including any other documents as contemplated thereby (including a guarantee agreement, side documents, such as a utilisation request, side letters for fees and interest rates and which shall not conflict with any law or contractual limitation or any of its binding obligations or its objectives and provisions under the Borrower’s articles of association, and has taken all necessary actions to authorise its execution, performance and delivery of the General Terms and Facility Agreement.

10.3	Authorisation

It has obtained all approvals and consents that are necessarily required for its business undertakings and in relation to the execution and performance of obligations under the General Terms and Facility Agreement from any relevant government agencies, authorities and any other relevant persons.

10.4	Binding obligations

This General Terms and Facility Agreement including any other documents contemplated thereby, upon their execution and delivery by the Borrower and/or any person to the Bank,

are legal, valid and binding to the Borrower and/or such person and are enforceable with the Borrower, guarantor and each party thereto under the terms set forth thereunder, as the case may be.

10.5	No proceedings pending or threatened

On the date hereof, no litigation, legal actions, arbitration or administrative proceedings of or before any court, arbitral body or agency which might reasonably be expected to affect the Borrower’s business operations or financial positions or performance of obligations under the General Terms and Facility Agreement including any other documents contemplated thereby have (to the best of its knowledge and belief) been started or threatened against it.

10.6	Compliance with laws and agreements

No offence, violation or breach of law or rules or regulations, orders, agreements, representations, deeds, privileges, concessions, permits, licences, permissions, or obligations or any contracts binding the Borrower or its assets or incomes is committed by the Borrower, and no event of default occurs and is continuing, the offence, violation or breach of which may have adverse material effect on its business operations, assets, liabilities or financial positions or performance of obligations under the General Terms and Facility Agreement including any other documents contemplated thereby.

10.7	No misleading information

Information related to the Borrower and any other information provided by the Borrower to the Bank for the purpose of facility approval or for any other purposes is true and accurate and is not misleading the Bank in all material respects.

10.8	Encumbrance

In case of project finance, assets or incomes of the Borrower given as security of the facilities to the Bank are free of any encumbrances (other than by effect of law and those given in favour of the Bank) except for any encumbrances duly created before execution of the General Terms and Facility Agreement that the Borrower has notified the Bank in writing.

10.9	Pari passu ranking

Other than the security given or to be given to the Bank by the Borrower or the security grantor under the Facility Agreement and security documents, the Bank’s claims over the Borrower and its assets rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law.

10.10	Financial statements

(a)	Its financial statements were prepared in accordance with the accounting standards applicable to it.

(b)	Its annual financial statements fairly represent its financial condition and operations during the relevant financial year as at the date thereof.

There has been no material adverse change in its financial condition and/or operations as from the date of the financial statements.

10.11	Repeated representations

The representations under Clause 10 (Representations) were given at the execution date of the Facility Agreement to which this General Terms attached and shall remain in full force and effect until the Bank has been paid the debts in full under the General Terms and Facility

Agreement including any other documents contemplated thereby, and it shall be deemed that the Borrower has given the said representations and warranties by reference to the facts and circumstances then existing on the date of each utilisation and interest payment.

Positive and Negative Undertakings

11.	For so long as any amount is outstanding under the Facility Agreement, the Borrower undertakes as follows:

11.1	It shall act as follows:

11.1.1

Where the Borrower is a juristic person, it shall inform the Bank of any change with respect to its status as juristic person, as well as its major shareholders, executive officers, authorised directors or partners including the seal of the Borrower, or its amendment of memorandum of association, articles of association or objectives for not more than 14(fourteen) days after to the change which is the registration period with the relevant government authority unless otherwise provided for in the General Terms and Facility Agreement.

11.1.2

Fabrinet Company Limited shall submit to the Bank its annual financial statements comprising the balance sheets, profit and loss statements with report of auditor and notes to financial statements certified by the qualified auditor within 120 (one hundred and twenty) days from the end of accounting period. The Co-Borrower shall submit its annual audited financial statement to the Bank within 90(ninety) days from the end of the end of accounting period and submit its quarter financial statement to the Bank within 45 (forty-five) days from the end of each quarter.

The submission shall commence for the financial statements of the first accounting period or the first quarterly period of the execution date of the Facility Agreement, as the case may be. The Borrower further agrees to submit any other additional financial statements or financial and accounting documents as requested by the Bank.

11.1.3

The Borrower shall maintain any licence necessarily required at the relevant time for the Borrower’s business operation in full force and effect at all the time and shall apply for any licence necessary for the Borrower’s business operation within the period required by applicable laws and shall submit a copy thereof to the Bank upon request.

11.1.4

Where there is information or news in public domain affecting the Borrower’s business, the Borrower shall notify the Bank without delay and also provide facts and possible solutions thereof to the Bank, except where the Co-Borrower is a listed company in New York Stock Exchange (NYSE) and has disclosed such information or news to the public and if as a NYSE-listed company the Co-Borrower has not provided the possible solutions thereof to the public, it shall provide facts and possible solutions thereof to the Bank without delay.

11.1.5

The Borrower shall inform the Bank within a reasonable period of time of any legal action or dispute arising between a third party and the Borrower whether as defendant or claimant or liable party or a counterclaimant, or where the Borrower is a claimant of claim against any person for a claim of an amount significant comparatively to its business value.

11.1.6

The Borrower consents that the Bank may disclose, enquire, inspect, record, change and amend credit information to Thai Credit Bureau Co., Ltd., National Credit Bureau Co., Ltd. and/or any other operators of credit information business to be established in the future in relation to credit information and/or any other information of the Borrower maintain by such credit information companies throughout the term of the Facility Agreement, for a purpose of credit and facility approval, review, audit and renewal, debt restructuring, debt payment under any method, acceptance of insurance and/or for any other purposes allowed by the law. In this regard, the Borrower agrees that Thai Credit Bureau Co., Ltd., National Credit Bureau Co., Ltd. and/or any other operators of credit information business to be established in the future may disclose the credit information and any other information of the Borrower to the Bank for the foregoing purposes.

11.2	The Borrower shall not:

11.2.1

make any material change to or sell its business operations, or liquidate for a purpose of winding-up or dissolve its business operated by the Borrower as at the date of execution of the Facility Agreement.

11.2.2

reduce its registered capital or merge with other juristic person unless with prior written consent of the Bank, and such juristic person so merged shall be jointly liable with the Borrower for the debts under the Facility Agreement.

11.2.3

repay loan to its directors, shareholders or related persons affiliated business unless the debt owed to the Bank is fully repaid or a prior written consent is obtained from the Bank or for the purpose of the Borrower’s welfare to its directors and employees.

11.2.4	lend money to its directors, shareholders or related persons unless with a prior written consent from the Bank or for the purpose of the Borrower’s welfare to its directors and employees.

11.2.5	declare dividend payment whether in cash or in kind when the Borrower is in payment default or breach of any terms of this Agreement.

11.2.6

dispose, transfer, lease, pledge, mortgage, create encumbrance over or cause to be subject to liability or any condition or otherwise which grants any third party the right over the Borrower’s assets existing at present or in the future unless under except those assets given to the Bank or under the Borrower’s normal course of business, or the Bank’s prior written consent is obtained. At any time if the Borrower provides any securities such as mortgage or pledge and so on in favour of other banks, the Borrower shall provide such securities to the Bank on pro-rata basis.

Fees and Expenses

12.

The Borrower agrees to pay the fee to the Bank in requesting for issuance of a letter of guarantee/acceptance/acceptance of aval under the Facility Agreement at the rate and within the period set out by the Bank in the fee letter which shall form an integral part of the General Terms and Facility Agreement.

Upon maturity of the letter of guarantee issued by the Bank, the Borrower shall return to the Bank the original of the letter of guarantee issued by the Bank within 15 (fifteen) days from the maturity date. If such time elapses and the Borrower fails to deliver to the Bank the original letter of guarantee, the

Borrower agrees that the Bank collects additional fee from time to time at the rate prescribed by the Bank until the original letter of guarantee is returned to the Bank.

13.

The Borrower shall pay the fee with respect to utilisation of each type of the Foreign Credit Facilities and the Hedging Facility under the Facility Agreement at the rate and time set out by the Bank in the fee letter shall form an integral part of the General Terms and Facility Agreement. If the Borrower is in default of payment of the fee, the Bank shall have the right to increase the fee payable from the rate applicable at the time at which the Borrower is in default of payment of the fee with respect to the next utilisation of each type of the Foreign Credit Facilities and the Hedging Facility.

14.

Any and all taxes, stamp duties, fees and other expenses incurred in connection with the Facilities under the Facility Agreement, any survey, security valuation, security valuation review, effecting and renewal of insurance, mortgage, pledge, guarantee, redemption of security, insurance premium including any expense incurred in connection with notice, claim or demand for payment, court’s fees, attorney’s fees, commission, legal execution cost and expense of any nature incurred by the Bank in enter action to enforce payment of debt from the Borrower shall be borne by the Borrower. If the Bank has made any advance for the Borrower, the Borrower shall fully reimburse the Bank the same with interest at the Default Rate from the date on which the Bank has made such advance until it is fully paid. In this regard, the Borrower agrees that the Bank deducts funds from any deposit account the Borrower has with the Bank for such purpose.

15.

If a deduction of tax or any charge in relation to payment to the Bank of any sum under the Facility Agreement or any documents or contracts in connection therewith is required by law, orders, ministerial regulations or rules of government agencies applicable at present or in the future to be made by the Borrower, it shall submit an original or a certified copy of each receipt evidencing payment of such tax or charge which is valid and legitimate to the Bank immediately so that it can utilise such amount of the tax deduction as credit.

16.

If the introduction of or any change in (or in the interpretation of) any law, order, regulation or requirement by courts or competent agencies or the introduction of any order or regulation or requirement by government agencies or Bank of Thailand made after the execution date of the Facility Agreement results in increase in costs of the Bank to make available or to maintain the facilities for the Borrower and/or reduction in interest, fees or any monies payable to the Bank under the Facility Agreement, the Bank shall notify the Borrower of such event and the Bank and the Borrower agree to negotiate to mitigate the damages. However if no law or order allows such negotiation or the Bank and the Borrower fail to agree within 30 (thirty) days from the notice date of the event, the Borrower agrees to make extra payment to the Bank in the amount of the increase in costs or reduction in interest, fees or other monies within a reasonable period of time upon demand by the Bank.

17.

If after the execution date of the Facility Agreement it becomes unlawful for the Bank to make available or to maintain the facilities as a result of the introduction of or any change in (or in the interpretation of) any law, order, regulation or requirement by courts or competent agencies or the introduction of any order or regulation or requirement by government agencies or Bank of Thailand, the Bank shall have the right to suspend the availability of the facilities forthwith and notify the Borrower of such event. The Borrower shall repay, without prepayment fee and any other fees, the debt together with the accrued interest thereon and any sum due to the Bank within the period required by law, or as agreed between the Bank and the Borrower if a longer period is allowed by law or is not required by law.

Events of Default and their Effect

18.	In case of occurrence of one of the following events;

18.1

The Borrower fails to pay any principal sum or interest, or fails to make payment under any bill, or fails to pay any fees or other monies under the Facility Agreement or any other documents or agreements executed in connection with the Facility Agreement, whether in whole or in part.

18.2

The Borrower breaches any provision, undertaking, negative undertaking or representation under this General Terms or the Facility Agreement or any other documents made under this General Terms or the Facility Agreement on whatever grounds, other than the default of payment under Clause 18.1.

18.3	The Borrower fails to repay debt or breaches any provision under any other agreements made with the Bank or other creditors.

18.4

Any evidence or document in relation to the Borrower or the security placed by the Borrower becomes false or the Borrower has utilised the Facilities for purposes other than the purpose approved by the Bank;

18.5

The Borrower dissolves its business, or become insolvent, or is put under receivership, or enters into rehabilitation of its business, or is subject to legal proceedings or seizure or attachment of its assets;

18.6	Any security given to the Bank is seized or attached by the Bank or third parties;

18.7

If the Bank determines in good faith that there is any material event which may have adversely affect the business of the Borrower and/or the ability of the Borrower and/or the guarantor to repay the Bank;

it shall be deemed that the Borrower is immediately in default and all debts under the Facility Agreement and any other documents made under and in connection with the Facility Agreement and under every bill shall become due and payable immediately. The Borrower agrees to repay the Bank such debts and other relevant indebtedness and monies to the Bank forthwith. The Borrower further agrees to pay interest on the total outstanding debts at the Default Rate from the date of event of default up until all debts are repaid in full, including all damages arising out of the Borrower’s default. The Bank shall have the right to enforce payment of all debts and enter any legal action for enforcement thereof immediately. The Borrower agrees to pay any expenses arising out of any recovery, demand, action, enforcement of debt payment as well as attorney’s fees, court fees, compensation and other relevant expenses in all respects.

Miscellaneous

19.

If there is any material event which cause the Bank to believe that it may have adversely affect the business of the Borrower, the Bank shall have the right to amend any terms and conditions, and/or apply any new rate of interest and/or change any interest rate margin and/or increase any fee charged from the Borrower, and/or demand more security in addition to the security given to the Bank, and/or collect a fee for waiver of any applicable terms and conditions or prescribe any other conditions as deemed appropriate by the Bank to be further notified to the Borrower.

20.

The Borrower agrees that it is the sole discretion of the Bank to debit any balance in any of the Borrower’s accounts of all types maintained with the Bank for a purpose of any transaction, or retain any sum the Borrower has or is entitled to receive from by the Bank or any sum owed by the Bank for a purpose of settlement of debts of any type or any payment due and payable by the Borrower to the

Bank under the Facility Agreement or General Terms or any other agreements or documents related thereto without notice to the Borrower. The Borrower further consents that the Bank may exercise its lien or prevent the Borrower from withdrawing such sums until the debts due from the Borrower are repaid in full, regardless of the place of payment or booking branch.

Where there are no funds or insufficient funds in the Borrower’s accounts to settle the debts, the Borrower agrees that the Bank credits the amount of debts in the Borrower’s accounts as the outstanding debts of the Borrower under the overdraft facility. The Borrower further agrees to pay interest at the rate set forth in the agreements or contracts made between the Borrower and the Bank and the Bank may apply a compound interest therewith in accordance with customary practices of the Bank until the debts due from the Borrower are repaid in full.

21.

If any provision of the Facility Agreement or the General Terms is or becomes illegal, invalid or unenforceable in any respect under any law, neither the legality, validity or enforceability of the remaining provisions will in any way be affected or impaired.

22.

The Borrower agrees to give its prior written consent that the Bank may dispose or assign any debt or claim under the Facility Agreement, or may assign its rights over mortgage, pledge, guarantee or any security associated with such debt or claim due to the Bank to any third party, whether in whole or in part, with a notice of acknowledgement thereof to the Borrower.

The consent given under the preceding paragraph includes the Bank’s right to disclose the content of the Facility Agreement, security agreements and any document related thereto as well as the Borrower’s credit information to any potential assignee of the Bank under the Facility Agreement, security agreements and any document related thereto.

23.

No failure to exercise, nor any delay in exercising, on the part of the Bank, any right under the Facility Agreement shall operate as a waiver of such and other right. No amendment, or waiver with respect to, any provision, or consent to the Borrower to waive any condition or agreement, under the Facility Agreement shall become enforceable unless with a written confirmation from the Bank. And regardless of such confirmation, any waiver or consent so made shall only be for the matter and purpose exclusively expressed in such written confirmation.

24.

No amendment or waiver of any provision under the General Terms and the Facility Agreement as well as any other documents made in connection with the General Terms or the Facility Agreement shall not be made unless with written consent of the Bank.

25.

Any and all communications, notices, demands or any other documents made to the Borrower shall be deemed to be duly served to the Borrower if sent to the address specified in the Facility Agreement, or shall be deemed to be known by the Borrower if sent by way of facsimile or electronic mail to the number or electronic mail address informed by the Borrower to the Bank.

Fabrinet Company Limited (the “Borrower”)

Signed	/s/ Soon Kaewchansilp	the Borrower

( Mr. Soon Kaewchansilp )

Authorised Director

Fabrinet (the “Co-Borrower” )

Signed	/s/ David T. Mitchell	the Borrower

( Mr. David T. Mitchell )

Authorised Director